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                                                                     EXHIBIT 8.2


Ref. AR/YB



Forcenergy Inc                                                  February 4, 1998
2730 S.W. 3rd Avenue, Suite 800
Miami, Florida 33129-2237
USA


Gentlemen:

We are acting as your Swedish counsel in connection with the Registration Statement on Form F-4 (the "Registration Statement") filed with the United States Securities and Exchange Commission by Forcenergy Inc, a Delaware corporation, USA ("Forcenergy"), in connection with the offer by Forcenergy to acquire all the issued and outstanding shares of Forcenergy AB, Sweden, in exchange for shares of common stock of Forcenergy.

We hereby confirm, in all material respects, our opinion with respect to Swedish Income tax laws contained in the Registration Statement under the caption "The Exchange Offer -- Certain Swedish Income Tax Consequences" subject to the assumptions and limitations set forth therein.

We hereby consent to the use of our name under the caption "The Exchange Offer -- Certain Swedish Income Tax Consequences" in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

Very truly yours,


Enskilda Juridik,
Skandinaviska Enskilda Banken AB (publ)



/s/ Goran Nystrom                        /s/ Anne Rutberg
-------------------------------          ---------------------------------
Goran Nystrom                            Anne Rutberg